DeGolyer and MacNaughton
5001 Spring Valley Road Suite 800 East
Dallas, Texas 75244
Exhibit 23.2

March 16, 2018

Abraxas Petroleum Corporation 18803 Meisner Drive
San Antonio, TX 78258

Ladies and Gentlemen:
We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our reports entitled “Report as of December 31, 2017 on Reserves and Revenue of Certain Properties owned by Abraxas Petroleum Corporation”, “Report as of December 31, 2016 on Reserves and Revenue of Certain Properties owned by Abraxas Petroleum Corporation”, and “Report as of December 31, 2015 on Reserves and Revenue of Certain Properties owned by Abraxas Petroleum Corporation” (our Reports) under the sections “Item 2. Properties” and “Item 15. Exhibits and Financial Statement Schedules” in the Abraxas Petroleum Corporation Annual Report on Form 10–K for the year ended December 31, 2017. We also consent to the inclusion of our report of third party, dated February 14, 2018, in the Annual Report on Form 10-K of Abraxas Petroleum Corporation as Exhibit 99.1. We further consent to the incorporation by reference of information from our Reports in the Registration Statements on Form S-3 (No. 333-212342), Form S-4 (No. 333-212340) and Form S-8 (Nos. 333-17375, 333-17377, 033-81416, 333-55691, 333-74592, 333-74614, 333-135032, 333-153635, 333-162358, 333-168022, 333-188117, 333-204744, 333-212341, and 333-219877).

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716